Exhibit 99.16

CREDIT SUPPORT ANNEX

TO THE SCHEDULE TO THE

ISDA MASTER AGREEMENT

dated as of August 4th, 2015

between

NATIONAL BANK OF CANADA (“Party A”).

and

FCMI PARENT CO. (“Party B”)

Paragraph 13. Election and Variables

(a)	Security Interest for “Obligations”. Only the Obligations of Party B towards Party A are secured by this Credit Support Annex. Therefore, the Obligations of Party A towards Party B are unsecured. The term “Obligations” as used in this Annex includes the following additional obligations: none.

(b)	Credit Support Obligations.

(i)	Delivery Amount, Return Amount and Credit Support Amount.

(A)	“Delivery Amount” has the meaning set forth in Paragraph 3(a).

(B)	“Return Amount” has the meaning set forth in Paragraph 3(b).

(C)	“Credit Support Amount” has the meaning set forth in Paragraph 3.

(ii)	Eligible Collateral: The items set forth on Schedule I hereto will qualify as “Eligible Collateral” for the party specified.

(iii)	Other Eligible Support. The following items will qualify as “Other Eligible Support” for the party specified:

		Party B	Valuation Percentage
(A)	Cash USD	X	100%

(iv)	Thresholds.

(A)	“Independent Amount” means, with respect to Party B; the amount specified in each Confirmation;

(B)	“Threshold” means with respect to Party B: zero;

(C)	“Minimum Transfer Amount” means with respect to Party B: USD 100,000 at any time subject to the following: (1) the Minimum Transfer Amount for Party B shall be zero upon the occurrence and during the continuance of an Event of Default, Potential Event of Default, Termination Event with respect to Party B, and (2) if the Credit Support Amount of a party is, or is deemed to be zero and, but for its Minimum Transfer Amount the other party would be required to make a transfer to the first party under Paragraph 3(b) the Minimum Transfer Amount for that other party is zero.

(D)	“Rounding”. The Delivery Amount and the Return Amount will be rounded up and down respectively to the nearest integral multiple of USD 100,000. The Return Amount shall not be rounded down if the Credit Support Amount equals zero.

(E)	No offset. On any Valuation Date, either (i) each party is required to make a Transfer under Paragraph 3(a) or (ii) each party is required to make a Transfer under Paragraph 3(b), then the amounts of those obligations will not offset each other.

(c)	Valuation and Timing.

(i)	“Valuation Agent” means Party A.

(ii)	“Valuation Date” means, with respect to the determination of Exposure, any Local Business Day.

(iii)	“Valuation Time” means, with respect to the determination of Exposure, Value of Eligible Credit Support and Posted Credit Support, the close of business on the Local Business Day before the Valuation Date or date of calculation, as applicable; provided that the calculation of Value and Exposure will be made as of approximately the same time on the same date.

(iv)	“Notification Time” means, notwithstanding the timing mechanism set forth in Paragraph 4(b), with regard to Eligible Credit Support or Posted Credit Support the relevant Transfer will be made not later than the close of business on the following day that is a Local Business Day, irrespective of the time of day when a demand is made.
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(d)	Conditions Precedent and Secured Party’s Rights and Remedies. The following Termination Event(s) will be “Specified Condition” for the party specified (that party being the Affected Party if the Termination Event occurs with respect to that party):

	Party A	Party B
Illegality
Tax Event	X	X
Tax Event Upon Merger	X	X
Credit Event Upon Merger	X	X
Additional Termination Event(s): All

(e)	Substitution

(i)	“Substitution Date” has the meaning specified in Paragraph 4(d)(ii).

(ii)	“Consent”: not applicable to both parties.

(iii)	The following provision shall be inserted at the end of Paragraph 4(d)(ii): “; and further provided, that any request to substitute must seek the substitution of Eligible Credit Support or Posted Credit Support in an amount in excess of the Pledgor’s Minimum Transfer Amount.”

(f)	Dispute Resolution.

(i)	“Resolution Time” means 1:00 p.m., Montreal Time, on the Local Business Day following the date on which notice is given that gives rise to a dispute under Paragraph 5.

(ii)	Value. For the purpose of Paragraphs 5(i)(c) and 5(ii), the Valuation Agent will determine the Value of Eligible Credit Support or Posted Credit Support by the bid quotations of any generally recognized dealer multiplied by the relevant Valuation Percentage, and adding thereto any interest accrued but not paid to any person with respect to such securities through the day on which the determination is made.

(iii)	Alternative. The provisions of Paragraph 5 will apply, provided, however, that in the event of a dispute regarding the Value of securities which are Eligible Credit Support or Posted Credit Support, the other party may submit bid quotations from two other recognized dealers in which case, the Value of such securities shall be the average between those two quotations.
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(g)	Holding and Using Posted Collateral.

(i)	Eligibility to Hold Posted Collateral.

Party A or its Custodian are entitled to hold Posted Collateral pursuant to Paragraph 6(b) in a segregated account provided that the following conditions applicable to them are satisfied:

(1)        If Party A is holding the Posted Collateral, Party A is not a Defaulting Party.

(2)        Posted Collateral may be held only in the following jurisdictions:the Province of Ontario, the Province of Quebec, or other jurisdictions as agreed from time to time by the parties.

(3)        The Custodian is a domestic office of, or Party A is, a bank or trust company organized under the laws of the United States or Canada or a political subdivision thereof (in the case of a Custodian) or the laws of Canada (in the case of Party A) having assets of at least $10 Billion and a long term debt or deposit rating of a least “A2” from Moody’s or “A” from S&P.

Initially, the Custodian for Party A is: none

(ii)	Use of Posted Collateral. The provisions of Paragraph 6(c) will not apply to Party A.

(h)	Distributions and Interest Amount:

(i) Interest Rate. “USD-Federal Funds-H.15” (as defined in the 2000 ISDA Definitions, except that any reference to “Telerate Page 120” must be replaced by “Bloomberg”).

(ii) Transfer of Interest Amount. The Transfer of the Interest Amount will be made on the first Local Business Day of each calendar month following an Interest Period and on any Local Business Day that a Return Amount consisting wholly or partly of cash is transferred to the Transferor pursuant to Paragraph 3(b).

(iii) Alternative to Interest Amount. The provisions of Paragraph 6(d)(ii) will apply

(i)	Additional Representations.

Party B represents to Party A (which representation will be deemed to be repeated as of each date on which it, as the Pledgor, Transfers Eligible Collateral) that all consents, approvals and other authorizations of any governmental authority that are required in connection with the Transfer of Eligible Collateral hereunder have been obtained and are in full force and effect.

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(j)	Other Eligible Support and Other Posted Support.

(i)	“Value” with respect to Other Eligible Support and Other Posted Support shall be not applicable.

(ii)	“Transfer” with respect to Other Eligible Support and Other Posted Support shall be not applicable.

(k)	Demands and Notices. All demands, specifications and notices under this Annex will be made pursuant to the Notices Section of this Agreement unless otherwise specified here:

With respect to Party A:

National Bank of Canada

1155 Metcalfe, 19th Floor

Montreal (Quebec) H3B 5G2

Attention:       Credit Monitoring

Telephone:     •

Facsimile:       (514) 394-6271

E-mail : •

With respect to Party B: [PLEASE ADVISE]

•

(m)	Other Provisions.

(i)	Care of Posted Collateral. Supplementing the provisions of Paragraph 6(a), the Secured Party shall also be deemed to have exercised reasonable care if it takes such action for that purpose as the Pledgor shall reasonably request in writing (but no omission to comply with any such request shall by itself be deemed a failure to exercise reasonable care).

(ii)	Credit Rating. means with respect to a party (or its Credit Support Provider, as the case may be) or entity, on any date of determination, the respective ratings then assigned to such party’s (or its Credit Support Provider’s, as the case may be) or entity’s unsecured, senior long-term debt or deposit obligations (not supported by third party credit enhancement) by S&P, Moody’s or the other specified rating agency or agencies

(iii)	Valuation Percentage on Early Termination. The definition of Valuation Percentage in Paragraph 12 of this Annex is amended by adding the words “, provided, however, that for the purposes of calculating Value on a Valuation Date, the Valuation Percentage shall be 100%” at the end thereof.
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(iv)	Additional Secured Party’s Rights and Remedies. Paragraph 8 is hereby amended by adding thereto the following clauses:

(e)          Supplementing the provisions of Paragraph 8(a), the Pledgor irrevocably appoints the Secured Party its attorney-in-fact, with full authority in its place and stead and in its name, from time to time in the Secured Party’s discretion, to take any action and to execute any instrument which the Secured Party may deem necessary or advisable to accomplish the purposes of this Annex, including without limitation:

(i)         to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any Posted Collateral and to perform all other acts as fully as though the Secured Party were the absolute owner of the Posted Collateral for all purposes,

(ii)        to receive, endorse, and collect any drafts or other instruments, documents and chattel paper, in connection with clause (i) above, and

(iii)       to file any claims or take any action or institute any proceedings which the Secured Party may deem necessary or desirable for the collection of any of the Posted Collateral or otherwise to enforce the rights of the Secured Party with respect to any Posted Collateral.

(f)         Further supplementing the provisions of Paragraph 8(a), the Secured Party may apply Eligible Credit Support or Posted Credit Support to pay any amounts due by Pledgor to Secured Party pursuant to this Agreement, including any Transaction.

(v)	Actions Hereunder. Party A may take any action hereunder through its custodian.

(vi)	No Third Party Rights. This Annex has been and is made solely for the benefit of Party A and Party B and their respective assigns, and no other person, partnership, association, corporation or other entity shall acquire or have any right under or by virtue of this Credit Support Annex.

(vii)	Judgment Currency. (1) If for the purposes of obtaining judgment in any court it is necessary to convert all or any part of any amount due to either party hereunder in any currency (the “Original Currency”) into another currency (the “Other Currency”) the payer, to the fullest extent that it may effectively do so, agrees that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the payee could purchase the Original Currency with the Other Currency in the principal relevant market on a Local Business Day immediately preceding the day on which any such judgment, or any relevant part thereof, is paid or otherwise satisfied.
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(2) The obligation of either party in respect of any sum due hereunder in the Original Currency shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Local Business Day following receipt by a party of any sum adjudged to be so due in such Other Currency or of any other sum in any Other Currency the payee may, in accordance with its normal banking procedures, purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to the payee in the Original Currency, the payer shall, as a separate obligation and notwithstanding any such judgment, indemnify the payee against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to the payee, the payee shall remit such excess to the payer.

(n)	Relationships with respect to Cash transferred pursuant to Annex

(1)	Other Posted Support in the form of Cash.

(i)	Where a party transfers Cash as Other Posted Support, the relationship between the Pledgor and the Secured Party is a relationship of creditor and debtor respectively and all right, title and interest in any Other Posted Support in the form of Cash is transferred absolutely by the Pledgor to the Secured Party. The Pledgor hereby grants to the Secured Party a right to Set-off any amounts payable by the Pledgor with respect to any Obligations against the Secured Party’s obligations with respect to any Other Posted Support in the form of Cash. This right of Set-off can be exercised in the same circumstances as the Secured Party can exercise its rights under Paragraph 8(a).

(ii)	The Secured Party will repay the Other Posted Support in the form of Cash in the same circumstances as would apply to the exercise of a Pledgor’s rights under Paragraph 8(b). If the Other Posted Support in the form of Cash is not so Transferred, the Pledgor may Set-off the amounts payable by the Pledgor with respect to any Obligations against the obligation of the Secured Party with respect to such Other Posted Support or to the extent that the Pledgor does not Set-off to withhold payment of any remaining amounts payable by the Pledgor with respect to any Obligations, up to the Value of any remaining obligations of the Secured Party with respect to the Other Posted Support in the form of Cash.

(iii)	Distributions in the form of Cash that are not transferred to the Pledgor pursuant to Paragraph 6(d)(i) shall be treated as Other Posted Support in the form of Cash.
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(2)	Amendments to Annex regarding Other Posted Support in the form of Cash

(i)	Paragraph 1(b) is amended by the deletion of all of the language following the word “capacity” at line three thereof, and replacing same with the following:

“provided, however, that if Other Posted Support is held by a party to this Annex, all references herein to that party as the Secured Party with respect to that Other Posted Support will be to that party as the beneficiary thereof or in the case of Other Posted Support in the form of Cash as the transferee thereof and will not subject that support or that party as the beneficiary or transferee thereof to the provisions of law generally relating to security interests and secured parties.”

(ii)	Paragraph 6(d)(ii) is hereby deleted and replaced with the following paragraph:

Interest Amount. Subject to Paragraph 4(a), with respect to Other Posted Support in the form of Cash, the Secured Party will Transfer to the Pledgor at the times specified in Paragraph 13 the Interest Amount to the extent that a Delivery Amount would not be created or increased by that Transfer, as calculated by the Valuation Agent (and the date of calculation will be deemed to be a Valuation Date for this purpose). The Interest Amount or portion thereof not Transferred pursuant to this Paragraph will constitute Other Posted Support in the form of Cash.”

(iii)	Paragraph 7(i) is hereby deleted and the following substituted in place therefore:

“(i) that party fails (or fails to cause its Custodian) to make, when due, any Transfer of Eligible Credit Support, Posted Credit Support or the Interest Amount, as applicable, required to be made by it and that failure is continuing for two Local Business Days after notice of that failure is given to that party.”

(iv)	Paragraph 8(a)(ii) is amended by inserting the words “including the rights specified in Paragraph 13(n)(1)” after the words “Other Posted Support” in the first line thereof.

(v)	Paragraph 8(b)(ii) is amended by inserting the words “including the rights specified in Paragraph 13(n)(1)” after the words “Other Posted Support” in the second line thereof.

(vi)	Paragraph 8(c) is amended by inserting the words “and Paragraph 13(n)(1)” after the number “8(b)” in the second and fifth lines thereof.
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(vii)	Paragraph 9 is amended by the addition of the following language:

“(v) it is the sole owner of or otherwise has the right to Transfer any Cash Transferred as Other Posted Support free and clear of any security interest, lien, encumbrance or other restrictions.”

(viii)	Paragraph 11(a) is amended by inserting the phrase “, Posted Credit Support in the form of Cash” after the words “Posted Collateral” each time they appear therein.

(3)	Amendments to Paragraph 12.

The definition of “Posted Collateral” in Paragraph 12 is hereby deleted and the following substituted in place therefore:

“Posted Collateral” means all Eligible Collateral, Other Posted Support, other property, Distributions, and all proceeds thereof that have been Transferred to or received by the Secured Party under this Annex and not Transferred to the Pledgor pursuant to Paragraph 3(b), 4(d)(ii) or 6(d)(i) or released by the Secured Party under Paragraph 8. Any Interest Amount or portion thereof not Transferred pursuant to Paragraph 6(d)(ii) will constitute Other Posted Support in the form of Cash.”

IN WITNESS WHEREOF, the parties hereto have executed this ISDA Credit Support Annex as of the date first above written.

	NATIONAL BANK OF CANADA		FCMI PARENT CO.

By:	/s/	By:	/s/ Dan Scheiner
	Name:		Name: Dan Scheiner
	Title:		Title: Vice President

By:		By:
	Name:		Name:
	Title:		Title:

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Schedule I

The definitions and provisions contained in the Collateral Asset Definitions (First Edition - June 2003) (the “Collateral Asset Definitions”), as published by the International Swaps and Derivatives Association, Inc., (“ISDA”) are incorporated into this Annex. In the event of any inconsistency between any of the following, the first listed shall prevail (i) this Annex, (ii) the Agreement and (iii) the Collateral Asset Definitions.

	Remaining Maturity
ICAD Code	One (1) year or under	More than one (1) year up to and including three (3) years	More than three (3) years up to and including seven (7) years	More than seven () years up to and including ten (10) years	More than ten (10) years
US-TBILL	99%	N/A	N/A	N/A	N/A
US-TNOTE	99%	98%	97%	96%	95%
US-TBOND	99%	98%	97%	96%	95%
US-TIPS	99%	98%	97%	96%	95%
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